 As filed with the Securities and Exchange Commission on December 23, 1998
                                                Registration No. 333-69293


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                  ______________________________


                  PRE-EFFECTIVE AMENDMENT NO. 1
                                TO
                             FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                FIDELITY FINANCIAL OF OHIO, INC.
      -----------------------------------------------------
      (Exact name of Registrant as specified in its charter)

       Ohio                         6711                 31-1455721
       ----                         ----                 ----------
(State or other juris-        (Primary Standard        (I.R.S. Employer
diction of incorporation  Industrial Classification  Identification No.)
 or organization)               Code No.)

                       4555 Montgomery Road
                      Cincinnati, Ohio 45212
                          (513) 351-6666
                          --------------
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                         John R. Reusing
              President and Chief Executive Officer
                 Fidelity Financial of Ohio, Inc.
                       4555 Montgomery Road
                      Cincinnati, Ohio 45212
                          (513) 351-6666
                          --------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                          with a copy to:

Norman B. Antin, Esq.   Robert R. Sudbrook             Terri R. Abare, Esq.
Jeffrey D. Haas, Esq.   President and                  Vorys, Sater, Seymour
Elias, Matz, Tiernan    Chief Executive Officer        and Pease LLP
& Herrick, L.L.P.       Glenway Financial Corporation  221 east 4th Street
734 15th Street, N.W.   5535 Glenway Avenue            Cincinnati, Ohio 45201
Washington, D.C. 20005  Cincinnati, Ohio 45238         (513) 723-4001
(202) 347-0300          (513) 922-5959


    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                    Calculation of Registration Fee
--------------------------------------------------------------------------------
 Title of      Amount           Proposed       Proposed       Amount of
Each Class      to be           Maximum        Maximum      Registration
    of        Registered(1)  Offering Price    Aggregate        Fee(2)
Securities                      Per Share      Offering
  to be                         or Unit(2)     Price(2)
Registered
--------------------------------------------------------------------------------
Common Stock  3,596,636           $18.50       $66,537,766   $9,431.62(3)
  par value     shares
   $.10 per
    share
--------------------------------------------------------------------------------
(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant issuable upon consummation of the merger of Glenway Financial Corporation ("GFCO") with a wholly-owned subsidiary of the Registrant (the "Merger").
(2) Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee is based on the average of the high and low prices of the GFCO Common Stock on December 15, 1998 (as reported in The Wall Street Journal), multiplied by the 1.5 share exchange ratio, and computed based on the estimated maximum number of shares (2,397,757) that may be exchanged for the securities being registered. Pursuant to Rule 457(b), the required fee is reduced by the $9,065.88 filing fee paid at the time of filing prelimin-ary proxy materials in connection with the Merger on November 25, 1998.
(3) Previously paid.
                                  -----------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Article VII of the Registrant's Articles of Incorporation provides as follows:

      The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

     Section 1701.13 of the Ohio General Corporation Law provides as follows with respect to indemnification:

    (E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation. to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

              (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

              (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

         (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

         (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circum-stances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

              (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit or proceeding referred to in division (E)(1) or (2) of this section;

              (b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

              (c)  By the shareholders;

              (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

    Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

         (5) (a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
(2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                   (i) Repay such amount if it is proved by clear and con-vincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                   (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

              (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final dis-position of the action, suit, or proceeding, as authorized by the directors in the specific case, upon the receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

         (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent or another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or main-tained with a person in which the corporation has a financial interest.

         (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

         (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Item 21. Exhibits and Financial Statement Schedules.

   The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

    (a)  List of Exhibits:


Exhibit No.                      Exhibit                         Location
-----------                      -------                         --------

  2(a)         Agreement of Merger, dated as of                     (1)
               September 28, 1998, among FFOH,
               FAC and GFCO, including the Agreement
               of Merger, dated as of September 28,
               1998, between Fidelity Bank and
               Centennial Bank, and attached as
               Exhibit A thereto.

  2(b)         Stock Option Agreement, dated as of                  (2)
               September 28, 1998, between FFOH
               (as grantee) and GFCO (as issuer)

  2(c)         Stock Option Agreement, dated as of                  (2)
               September 28, 1998, between FFOH
               (as issuer) and GFCO (as grantee)

  2(d)         Stockholder Agreement, dated as of                   (2)
               September 28, 1998, among FFOH and
               certain shareholders of GFCO

  2(e)         Stockholder Agreement, dated as of                   (2)
               September 28, 1998, among GFCO and
               certain shareholders of FFOH

  3(a)         Amended and Restated Articles of                     (3)
               Incorporation of FFOH

  3(b)         Code of Regulations of FFOH                          (3)

Exhibit No.                      Exhibit                          Location
-----------                      -------                          --------

   3(c)        Bylaws of FFOH                                        (3)

   4(a)        Specimen Common Stock certificate                     (4)

    5          Opinion of Elias, Matz, Tiernan &                     *
               Herrick L.L.P. regarding legality
               of securities being registered

    8          Opinion of Vorys, Sater, Seymour & Pease LLP           *
               regarding certain federal income tax consequences

   10(a)       1992 Stock Incentive Plan                             (3)

   10(b)       1992 Directors' Stock Option Plan                     (3)

   10(c)       Management Recognition Plan                           (3)

   10(d)       Employee Stock Ownership Plan                         (3)

   10(e)       Employment Agreements among FFOH, Fidelity Bank,      (4)
               John R. Reusing and Paul D.  Staubach

   10(f)       Employment Agreement among FFOH, Fidelity Bank and    (5)
               Joseph D. Hughes

   10(g)       Form of Severance Agreements among FFOH, Fidelity     (4)
               Bank and certain officers of FFOH and Fidelity Bank

   10(h)       1997 Stock Option Plan                                (6)

   10(i)       1997 Management Recognition Plan and Trust            (6)

    21         Subsidiaries of FFOH                                  (6)

   23(a)       Consent of Elias, Matz, Tiernan & Herrick L.L.P.      --
               (contained in the opinion included as Exhibit 5)

   23(b)       Consent of Vorys, Sater, Seymour & Pease LLP          --
               (contained in the opinion as Exhibit 8)

   23(c)       Consents of Grant Thornton LLP                         *

   23(d)       Consent of Sandler O'Neill & Partners, L.P.

   23(e)       Consent of Stifel, Nicolaus & Company,                 *
               Incorporated

    24         Powers of Attorney (included in the signature page     *
               to the initial filing of this Registration Statement)

Exhibit No.                      Exhibit                        Location
-----------                      -------                        --------

   99(a)       Form of proxy for the FFOH Special Meeting          *

   99(b)       Form of proxy for the GFCO Special Meeting          *

   99(c)       Other FFOH solicitation materials                   *

   99(d)       Other GFCO solicitation materials                   *


-----------

(1) Exhibit is attached as an Annex I to the Prospectus/Joint Proxy Statement included herein.

(2) Exhibit is incorporated by reference to the Form 8-K report filed by FFOH with the SEC on October 1, 1998. In addition, the exhibit is attached as an Annex to the Prospectus/Joint Proxy Statement included herein.

(3) Exhibit is incorporated by reference to the Form S-1 Registration Statement (No. 33-993304) filed by FFOH with the SEC on November 14, 1995.

(4) Exhibit is incorporated by reference to FFOH's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the SEC on April 1, 1996.

(5) Exhibit is incorporated by reference to FFOH's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the SEC on March 28, 1997.

(6) Exhibit and/or discussion is incorporated by reference to FFOH's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 30, 1998.

*   Previously filed.

    FFOH's management contracts or compensatory plans or arrangements consists of Exhibit Nos. 10(a)-(i) listed above.

    (b)  Financial Statement Schedules.

    No financial statement schedules are filed because the required information not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings

    (a)  The undersigned Registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (4)  That every prospectus (i) that is filed pursuant to paragraph
         (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                             SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 23rd day of December 1998.


FIDELITY FINANCIAL OF OHIO, INC.


By: /s/ John R. Reusing
    -------------------------------------
    John R. Reusing
    President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.








/s/ John R. Reusing                             December 23, 1998
_____________________________________

John R. Reusing, President,
 Chief Executive Officer and Director
 (Principal Executive Officer)



/s/ Michael W. Jordan *                         December 23, 1998
-------------------------------------
Michael W. Jordan, Director



/s/ David A. Luecke *                           December 23, 1998
-------------------------------------
David A. Luecke, Director


                                                December__, 1998
-------------------------------------
Constantine N. Papadakis, Director

/s/ Paul D. Staubach                            December 23, 1998
-------------------------------------
Paul D. Staubach, Senior Vice President,
 Chief Financial Officer and Director
 (Principal Financial Officer)




/s/ Robert W. Zumbiel *                         December 23, 1998
-------------------------------------
Robert W. Zumbiel, Director




/s/ Joseph D.  Hughes                           December 23, 1998
-------------------------------------
Joseph D. Hughes, Executive Vice
 President and Director



/s/ Thomas N. Spaeth *                          December 23, 1998
-------------------------------------
Thomas N. Spaeth, Director


__________________
* By John R. Reusing pursuant to Power of Attorney.